Exhibit 99.4

LETTER TO CLIENTS

Offer to Exchange

Each Outstanding Ordinary Share of

Perrigo Company plc

for

$75.00 in Cash and

2.3 Mylan N.V. Ordinary Shares

by

MYLAN N.V.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE 1:00 P.M. (IRISH TIME) / 8:00 A.M. (NEW YORK CITY TIME), ON NOVEMBER 13, 2015, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER BUT NOT DURING THE SUBSEQUENT OFFERING PERIOD.

September 14, 2015

To Our Clients:

Enclosed for your consideration are a Prospectus/Offer to Exchange, dated September 14, 2015 (“the “Prospectus/Offer to Exchange”), and a related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Offer”) in connection with the offer by Mylan N.V. (“Mylan”), a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands, to exchange each issued and outstanding ordinary share, par value €0.001 per ordinary share (“Perrigo ordinary shares”) of Perrigo Company plc (“Perrigo”), a public limited company incorporated under the laws of Ireland, validly tendered and not properly withdrawn in the Offer, for $75.00 in cash, without interest and less any required withholding taxes, and 2.3 ordinary shares, nominal value €0.01 per share, of Mylan (“Mylan ordinary shares”), upon the terms and subject to the conditions of the Offer. No fractions of Mylan ordinary shares will be issued as consideration. Any fractional entitlements will be rounded up or down to the nearest whole number (with fractional entitlements of 0.5 of a Mylan ordinary share being rounded up).

We (or our nominees) are the holder of record of Perrigo ordinary shares held by us for your account. A tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Perrigo ordinary shares held by us for your account.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Perrigo ordinary shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The consideration for each Perrigo ordinary share is $75.00 in cash, without interest and less any required withholding taxes, and 2.3 Mylan ordinary shares, as described in the Prospectus/Offer to Exchange. No fractions of Mylan ordinary shares will be issued as consideration. Any fractional entitlements will be rounded up or down to the nearest whole number (with fractional entitlements of 0.5 of a Mylan ordinary share being rounded up).

2.	The Offer is being made for all outstanding Perrigo ordinary shares.

3.	The Offer and the withdrawal rights expire at 1:00 p.m. (Irish Time) / 8:00 a.m. (New York City Time), on November 13, 2015, unless extended as described in the Prospectus/Offer to Exchange (as extended, the “Expiration Date”).

4.	The Offer is conditioned upon, among other things, Mylan receiving valid acceptances in respect of such number of Perrigo ordinary shares representing more than 50% of the entire issued and unconditionally allotted (i.e., shares which a person has an unconditional right to have issued to him or her, but which have not yet been issued) Perrigo shares (calculated on a fully-diluted basis). See Part A of Appendix I to the Prospectus/Offer to Exchange for additional conditions to the offer.

5.	Any United States stock transfer taxes applicable to the transfer of Perrigo ordinary shares to Mylan pursuant to the Offer will be paid by Mylan, except as otherwise provided in the Prospectus/Offer to Exchange and the related Letter of Transmittal.

We urge you to read the enclosed Prospectus/Offer to Exchange and Letter of Transmittal regarding the Offer carefully before instructing us to tender your Perrigo ordinary shares.

The Offer is being made solely pursuant to the Prospectus/Offer to Exchange and the accompanying Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Perrigo ordinary shares. Mylan is not aware of any State within the United States where the making of the Offer or the tender of Perrigo ordinary shares in connection therewith would not be in compliance with the laws of such State. If Mylan becomes aware of any State in which the making of the Offer or the tender of Perrigo ordinary shares in connection therewith would not be in compliance with applicable law, Mylan will make a good faith effort to comply with any such law. If, after such good faith effort, Mylan cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Perrigo ordinary shares in such State. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers that are licensed under the laws of any such jurisdiction.

Issuance of the Mylan ordinary shares and payment of cash for Perrigo ordinary shares purchased pursuant to the Offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company, LLC (the “Exchange Agent”) of (a) certificates representing the Perrigo ordinary shares tendered or timely confirmation of the book-entry transfer of such Perrigo ordinary shares into the account maintained by the Exchange Agent at the book-entry transfer facility, pursuant to the procedures set forth in the section of the Prospectus/Offer to Exchange entitled “The Offer—Procedure for Tendering”, (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Prospectus/Offer to Exchange), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Perrigo ordinary shares into the Exchange Agent’s account at the book-entry transfer facility are actually received by the Exchange Agent.

If you wish to tender any or all of the Perrigo ordinary shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. If you authorize the tender of your Perrigo ordinary shares, all such shares will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

Instructions with Respect to the Offer to Exchange

All Outstanding Ordinary Shares

of

PERRIGO COMPANY PLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus/Offer to Exchange, dated September 14, 2015, and the related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Offer”) in connection with the offer by Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands (“Mylan”), to exchange each issued and outstanding ordinary share, par value €0.001 per ordinary share (“Perrigo ordinary shares”) of Perrigo Company plc, a public limited company incorporated under the laws of Ireland, validly tendered and not properly withdrawn in the Offer, for $75.00 in cash, without interest and less any required withholding taxes, and 2.3 ordinary shares, nominal value €0.01 per share, of Mylan (“Mylan ordinary shares”), upon the terms and subject to the conditions of the Offer. No fractions of Mylan ordinary shares will be issued as consideration. Any fractional entitlements will be rounded up or down to the nearest whole number (with fractional entitlements of 0.5 of a Mylan ordinary share being rounded up).

This will instruct you to tender the number of Perrigo ordinary shares indicated below (or, if no number is indicated below, all Perrigo ordinary shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*:

Account No.:

Signature(s):

Dated:

Name(s):
(Please Print)

Address(es):

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

*	Unless otherwise indicated, it will be assumed that you instruct us to tender all Perrigo ordinary shares held by us for your account.

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE EXCHANGE AGENT, INFORMATION AGENT OR MYLAN.